EXHIBIT 2.4

                            STOCK PURCHASE AGREEMENT
                                BETWEEN AND AMONG
                      ACCESS INTEGRATED TECHNOLOGIES, INC.,
                             A DELAWARE CORPORATION,

                         CORE TECHNOLOGY SERVICES, INC.,
                             A NEW YORK CORPORATION,

                                       AND


                                 ERIK B. LEVITT

                             DATED DECEMBER 22, 2003

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made this 22nd day of December, 2003 between and among Access Integrated Technologies, Inc., a Delaware corporation ("Buyer"), Core Technology Services, Inc., a New York corporation (the "Company"), and Erik B. Levitt, an individual residing at 401 East 34th Street, New York, NY 10016 (the "Seller").

                              W I T N E S S E T H :

     WHEREAS, the Company is principally engaged in the engaged in the business of providing network and systems management services and technology consulting (the "Business");

     WHEREAS, the Seller is presently the owner of an aggregate of 100 shares of common stock, par value $.01 per share of the Company (the "Company Stock"), which represent all of the issued and outstanding capital stock of the Company; and

     WHEREAS, the Seller desires to sell his Company Stock to Buyer and Buyer desires to purchase all of the Company Stock from the Seller, all in the manner and subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:


     1. TERMS OF ACQUISITION.

     1.1 STOCK PURCHASE. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 1.3 below), the Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Seller, all right, title and interest of the Seller, legal and equitable, beneficially and of record, in and to the number of shares of Company Stock set forth opposite the Seller's name on Schedule 1.1 hereto under the caption "Number of Shares Owned." The originally issued certificates evidencing the Company Stock shall be delivered at the Closing to Buyer, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever, accompanied by duly executed stock powers (endorsed in blank, with signatures guaranteed) and any necessary stock transfer tax stamps affixed thereto.

     1.2 PURCHASE PRICE. (a) As the purchase price for all of the Company Stock (the "Purchase Price"), (i) Buyer shall pay to the Seller the sum of $250,000 in cash (the "Cash Purchase Price"); and (ii) 100,000 shares of Class A Common Stock (as defined in Section 2.3(d) hereof) of the Buyer (the "Buyer Common Stock"), the further transfer of which shall be restricted under the Securities Act of 1933, as amended (the "Securities Act"), and as provided under Section 2.2(f) hereof. The Purchase Price shall be allocated for tax purposes as provided on Schedule 1.2 hereto under the caption "Allocation of Purchase Price." The Cash Purchase Price shall be payable in cash by wire transfer of immediately available funds to an account of the Seller designated in writing by the Seller at or immediately prior to Closing.

          (b) The Buyer Common Stock shall be issued and delivered to the Seller at the Closing.

          (c) The number of shares of the Buyer Common Stock to be issued in accordance with Section 1.2(b) hereof shall be adjusted so as to give the Seller the economic benefit of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, or combinations or subdivisions of Common Stock (as defined in Section 2.3(d) hereof) of Buyer (each, a "Share Adjustment") effected between the date of this Agreement and each date of issuance of the shares of Common Stock in accordance with Section 1.2(b) hereof (each, an "Issuance Date"). In particular, without limiting the foregoing, if, prior to an Issuance Date, Buyer should effect a split, reclassification or combination of the Buyer Common Stock, Buyer shall adjust the total number of shares (rounded to the nearest whole share) to be issued to the Seller so that the Seller shall be entitled to receive such number of shares of Buyer Common Stock as the Seller would have received pursuant to such Share Adjustment had the record date and the issuance date therefore been immediately following such Issuance Date. If between the date of this Agreement and an Issuance Date, Buyer shall consolidate with or be merged with or into any other corporation (a "Business Combination") and the terms thereof shall provide that Buyer Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that the Seller shall be entitled to receive, in lieu of each share of Buyer Common Stock issuable under this Agreement, the same kind an amount of securities or assets as the Seller would have received with respect to such shares if such Issuance Date had occurred immediately prior to the consummation of the Business Combination.

          (c) (i) Each of the shares of Buyer Common Stock issued to Sellers or which shall become Pricing Eligible Shares (as defined below), shall be subject to a one-time adjustment by the issuance of additional shares of Class A Common Stock, on the applicable Pricing Date (as defined below) for such shares, if and to the extent that on such Pricing Date the Minimum Value (as defined below) shall exceed the Fair Market Value (as defined below). In such event, Buyer shall issue a fraction of a share, which in no event shall exceed 0.20, of its Class A Common Stock in respect of each Pricing Eligible Share equal to the Adjusted Share Number calculated as follows:

(Pricing  Eligible  Shares x Minimum  Value) -
(Pricing  Eligible  Shares x Fair Market Value)
------------------------------------------------- = Adjusted Share Number
           Fair Market Value

               The Adjusted Share Number is in addition to the 100,000 shares of Buyer Common Stock referenced in Section 1.2 (ii).

               (ii) For purposes of this Section 1.2, "FAIR MARKET VALUE", for any day means: the average closing price of the Class A Common Stock for each day of the Applicable Period as reported by such exchange or market, or on a consolidated tape reflecting transactions on such exchange or market.

               (iii) "APPLICABLE PERIOD" means in respect of any of the Pricing Eligible Shares, the ninety (90) days immediately preceding the expiration of the Lock-Up Period (as defined in Section 3.8 hereof).

               (iv) "PRICING ELIGIBLE SHARES" means, with respect to each Seller, the number of shares of Buyer Common Stock held by such person on the Pricing Date (A) that may be sold free of the lock-up restrictions pursuant to
Section 3.8 hereof as a result of an Underwriter's Consent or the expiration of the Lock-Up Period and (B) that are either registered for resale under the Securities Act, or are freely transferable (whether or not subject to the volume limitations of Rule 144(e)) pursuant to Rule 144 promulgated under the Securities Act; provided, however, that in no event shall the aggregate number of Pricing Eligible Shares exceed the number of shares of Buyer Common Stock issued at Closing.

               (v) "MINIMUM VALUE" means $4.00.

               (vi) "PRICING DATE" means, with respect to any of the Pricing Eligible Shares, the first trading day on which (A) such shares may be sold free from the Lock-Up Period (whether due to the expiration thereof or as a result of an Underwriter's Consent) and (B) shares may be sold by the holder pursuant to Rule 144 promulgated pursuant to the Securities Act (whether or not subject to the volume limitation of Rule 144(e)) or an effective registration statement.

     1.3 CLOSING.

          (a) CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Buyer's counsel, Kirkpatrick & Lockhart LLP, located at 599 Lexington Avenue, New York, New York 10022-6030, on a mutually agreeable date prior to January 9, 2004 and at such time as shall be agreed upon by Buyer and the Company (the "CLOSING DATE").

          (b) BUYER'S ANCILLARY AGREEMENTS. Subject to the terms and conditions set forth in this Agreement, and in addition to those actions set forth in
Section 1.2 above, at the Closing, Buyer shall take, or cause to be taken, the following actions:

               (i) Execute and deliver Employment Agreement with Erik B. Levitt, substantially in the form attached hereto as EXHIBIT B.1 (the "EMPLOYMENT AGREEMENT"); and

               (ii) Execute and deliver an assignment of all Accounts Receivable and all Accounts Payable as of the Closing Date to Seller (the "ACCOUNTS RECEIVABLE AND PAYABLE ASSIGNMENT"), in a form reasonably acceptable to Buyer and Seller.

               (iii) Execute and deliver an assignment of all cash, cash equivalents and marketable securities as of the Closing Date to Seller (the "CASH ASSIGNMENT"), in a form reasonably acceptable to Buyer and Seller.

          (c) SELLER'S ANCILLARY AGREEMENTS. Subject to the terms and conditions set forth in this Agreement, and in addition to those actions set forth in
Section 1.1 above, at the Closing, Seller shall take, or cause to be taken, the following actions:

               (i) Execute and deliver the Employment Agreement, substantially in the form attached hereto as EXHIBITS B.1;

               (ii) Execute and deliver the Registration Rights Agreement, by and between Buyer and the Seller (the "REGISTRATION RIGHTS AGREEMENT");

               (iii) Execute and deliver releases from the Seller from any and all debts, obligations or liabilities owing from the Company to the Seller (the "RELEASES"), substantially in the form attached hereto as EXHIBIT C.

               (iv) Deliver certificate from the Secretary of State of the State of New York, providing that the Company has filed its most recent annual report, has not filed a certificate of dissolution or withdrawal and is in good standing in each such jurisdiction (the "CERTIFICATES OF STATUS"); and

               (v) Deliver a favorable opinion of Kilstein & Kilstein, LLC, counsel for the Company and the Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer (the "LEGAL OPINION").

               (vi) Execute and deliver an assignment of all Accounts Receivable and all Accounts Payable as of the Closing Date to Seller (the "ACCOUNTS RECEIVABLE AND PAYABLE ASSIGNMENT"), in a form reasonably acceptable to Buyer and Seller.

               (vi) Execute and deliver an assignment of all cash, cash equivalents and marketable securities as of the Closing Date to Seller (the "CASH ASSIGNMENT"), in a form reasonably acceptable to Buyer and Seller.


     1.4 ADDITIONAL PURCHASE PRICE. (a) Following the Closing and subject to the periodic determination of EBITDA (as defined in Section 1.4(b) below) in respect of the Business, an additional purchase price (the "ADDITIONAL PURCHASE PRICE") may be paid by Buyer to the Seller as follows:

               (i) An Additional Purchase Price shall be paid to Seller in the event that EBITDA in respect of the Business for the 12-month period beginning on the first day of April 2004 ("YEAR One") shall exceed an annual base EBITDA of $100,000 (the "ANNUAL BASE"). The Additional Purchase Price for Year One shall equal two-thirds (2/3) of EBITDA over the Annual Base.

               (ii) An Additional Purchase Price shall also be paid to Seller in the event that EBITDA for the 12-month period beginning on the first day of the month following the end of Year One ("YEAR TWO") shall exceed the Annual Base. The Additional Purchase Price for the Year Two shall equal two-thirds (2/3) of EBITDA over the Annual Base.

               (iii) Finally, an Additional Purchase Price shall be paid to Seller in the event that EBITDA for the 12-month period beginning on the first day of the month following the end of the Year Two ("YEAR THREE") shall exceed the Annual Base. The Additional Purchase Price for Year Three shall equal two-thirds (2/3) of EBITDA over the Annual Base.

          (b) For purposes hereof, "EBITDA" shall mean the earnings of the Company attributable to the Business, before deduction for interest, taxes, depreciation and amortization, as set forth in the EBITDA Statement (as defined in Section 1.4(c) below) for the 12-month period ended as of the last date of Year One, Year Two and/or Year Three (each, as defined in Section 1.4(c) hereof) and as set forth in a separate income statement maintained for the Business, each prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), LESS (A) any extraordinary gain or loss, as that term is defined under GAAP, and (B) any amounts received or receivable in respect of any accounts receivable, claims or other rights accrued prior to April 1, 2004 to the extent not reflected in the calculation of the EBITDA. The Business shall be maintained as a separate business unit during Year One, Year Two and Year Three. All earnings from any managed network services within the Buyer provided by the Company's business unit shall be considered part of EBITDA for the purposes of this Section. With respect to any future acquisitions by the Buyer, to the extent that the acquired company or business ("Future Acquired Business") provides managed network services as part of its service offerings, any earnings from the provision of such services by the Future Acquired Business shall not be included as part of EBITDA for the purposes of this Section; however, the Buyer shall use reasonable efforts to direct to Company's business unit any additional managed network services from the Future Acquired Business for customers obtained after the date of acquisition. If the Future Acquired Business elects to use any of the Company's managed network services, for either existing or new customers, the earnings from such services shall be included as part of EBITDA for the purposes of this Section. The Business shall be credited for any services provided to other business units of the Buyer at prices not greater than those charged in arm's-length transactions The corporate allocation of Buyer's overhead, legal, accounting and administrative charges to the Business shall be limited to three (3) percent of revenue of the Company attributable to the Business. EBITDA shall be reduced by any charges incurred in connection with the Business's use of datacenter or other services provided by Buyer and assessed at prices not greater than those charged in arm's-length transactions.

          (c) Subject to Section 1.4(d) hereof, after the end of each of Year One, Year Two and Year Three, Buyer shall deliver, or cause to be delivered, the following: (i) an audited balance sheet as of March 31 of the 12-month period of each of Year One, Year Two and Year Three and related statements of income, retained earnings and cash flows for the period then ended, all of which financial statements shall be prepared in accordance with GAAP; (ii) unaudited financial statements in respect of the Business for the period beginning on April 1 of the 12-month period of each of Year One, Year Two and Year Three and ending on the first, second and third anniversary of the Closing Date, all of which financial statements shall be prepared in accordance with GAAP; and (iii) Buyer's written statement containing, in reasonable detail, Buyer's calculation of EBITDA for the applicable year (each, an "EBITDA STATEMENT").

          (d) The Additional Purchase Price paid in respect of Year One, Year Two or Year Three shall be paid in the combination of cash and shares of the Buyer Common Stock as follows: the cash portion shall represent thirty three (33 %) percent and the Buyer Common Stock shall represent sixty seven (67 %) percent). In connection with payment of the Additional Purchase Price, the number of shares of the Buyer Common Stock shall be determined based on the fair market value of the such Stock at the time of final determination of EBITDA in accordance with Section 1.4(f) hereof.

          (e) In the event the Seller, based on the EBITDA Statement, shall be entitled to an Additional Purchase Price pursuant to this Section 1.4, Buyer shall, promptly after final determination of EBITDA for each of Year One, Year Two and/or Year Three in accordance with Section 1.4(f) hereof, (i) pay the cash portion thereof by wire transfer of immediately available funds to an account designated in writing by the Seller, and (ii) issue shares of the Buyer Common Stock.

          (f) The Seller shall have thirty (30) business days from delivery of the EBITDA Statement to raise any objection thereto by delivery of written notice to Buyer setting forth such objections in reasonable detail. All financial information contained therein in respect of which no such objection is so delivered within such 30-day period shall be deemed final and binding on the parties. In the event that any such objections are so delivered, Buyer and the Seller shall attempt, in good faith, to resolve such objections and, if unable to do so within ten (10) days of delivery of such objections, shall, within five
(5) business days thereafter designate a nationally recognized firm of independent public accountants (the "INDEPENDENT ACCOUNTANTS") mutually satisfactory to Buyer and the Seller. In the event that Buyer and the Seller are unable to agree on the Independent Accountants within such five-business day period, the Independent Accountants shall be designated jointly by the independent accountants of Buyer and the Seller within ten (10) business days thereafter. The Independent Accountants shall resolve all remaining objections to the EBITDA Statement made by the Seller in accordance herewith within twenty
(20) business days from their date of designation. The determination of the Independent Accountants shall be final and binding on the parties for purposes of this Section 1.4(f). The fees and expenses of the Independent Accountant shall be borne equally as between Buyer and the Seller.

          (g) In the event that the Company terminates Seller's Employment Agreement without Cause (as defined in the Employment Agreement) during the term of the Employment Agreement, the Additional Purchase Price for any remaining period of time in Year One, Year Two and year Three shall be calculated based upon a proration of the EBITDA calculated for that portion of Year One, Year Two and Year Three prior to such termination of the Seller's Employment Agreement and shall be paid within 60 days of such termination. For purposes of clarification and illustration, an example of this calculation is set forth below:

        Assume a Closing Date of January 5, 2004 and a termination of Seller's Employment Agreement without Cause as of March 31, 2005. Further assume an EBITDA calculation for Year One of $200,000. Thus, at the end of Year One, the Additional Purchase Price shall be $100,000 multiplied by 2 divided by 3 or $66,666.67. For the purposes of this Section 1.4 (g), the Additional Purchase Price for Year Two shall be $100,000 multiplied by 2 divided by 3 or $66,666.67 and the Additional Purchase Price for Year Three shall be $100,000 multiplied by 2 divided by 3 or $66,666.67. If the calculation involves a partial year, then the number of months shall be annualized in order to calculate a full year.

     1.5 PRORATION. All unpaid accrued expenses and unanticipated expenses incurred prior to the Closing Date associated with the Business, including but not limited to payroll taxes, sales taxes, IRS penalties and similar items, and all accrued receivables associated with Business, including but not limited to security deposits, shall be prorated between Buyer and Seller as of the Closing Date. Buyer and Seller shall settle such amounts on or before 365 days after the Closing Date.


     2. REPRESENTATIONS AND WARRANTIES.

     2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER. The Company and the Seller hereby, jointly and severally, represent and warrant to, and covenant and agree with, Buyer as follows:

          (a) CAPITALIZATION. The authorized capital stock of the Company consists of 1000 shares of Common Stock, par value $.01 per share, of which 100 shares are issued and outstanding and owned by the Seller. All issued shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable. All prior offerings and sales of Company Stock have been made in accordance with all Federal and state securities laws. There are no outstanding obligations, options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character to which the Company is a party or otherwise bound which provide for the purchase or issuance by the Company of any authorized but not outstanding, or authorized and outstanding shares of capital stock of the Company. There is no personal liability attached to the Company Stock. No person has any preemptive or similar rights in respect of any securities of the Company. The sale of such shares of Company Stock by the Seller as provided herein shall upon consummation of the transactions contemplated hereby vest Buyer with good and marketable title to
the  Company  Stock,  free  and  clear  of  all  liens,   charges,   claims  and
encumbrances.

          (b) ORGANIZATION, GOOD STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing and authorized to exercise its corporate powers, rights and privileges under the laws of the State of New York with full corporate power and authority to own, lease and operate its properties and to carry on the Business as presently conducted by it. The Company is not registered as a duly qualified and in good standing to do business as a foreign company in any other states. There are no other states or jurisdictions in which the character and location of the properties owned or leased by it, or the conduct of the Business makes any such registration necessary, except where the failure to be so registered would not have a material adverse effect on the Business, results of operations, financial position or prospects of the Company or the value of its properties or assets ("MATERIAL ADVERSE EFFECT"). Copies of the Company's Certificate of Incorporation and all amendments thereto, and of the Company's By-Laws, as amended to date, are attached as Schedule 2.1(b) and are complete and correct. The Company's minute books contain complete and accurate records of all meetings and other material actions, including, without limitation, actions by unanimous written consent of the Seller and the board of directors of the Company. The Company has a wholly-owned subsidiary Core Technologies,-UAE, LTD., a New York Corporation, which has no assets and has never had any operations, revenue or liabilities of any sort.

          (c) AUTHORITY. The execution and delivery by the Company and the Seller of this Agreement and all of the agreements, schedules, exhibits, documents and instruments specifically provided for hereunder to be executed and/or delivered by any or all of them (all of the foregoing, including this Agreement, being hereinafter sometimes collectively referred to as the "EXECUTED AGREEMENTS"), the performance by the Company and any or all of the Seller (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, and the consummation of the transactions contemplated by the Executed Agreements, have been duly and validly authorized by all necessary action on the part of the Company and by the Seller, and the Company has all necessary power with respect thereto. The Executed Agreements are, or when executed and delivered by the delivering parties shall be, the valid and binding obligations of the delivering parties, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws. Neither the execution and delivery by the Company and the Seller (to the extent that they are parties thereto) of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by the Company and the Seller (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise result in a loss of contractual benefits to the Company, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or the Seller is a party or by which the Company or any of its properties or assets may be bound, (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or the Seller or any of their respective properties or assets, (iv) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the properties or assets of the Company, or (v) to the knowledge of the Company and the Seller, interfere with or otherwise adversely affect the ability of Buyer to carry on the Business as now conducted by the Company.

          (d) INTERESTS IN OTHER ENTITIES. The Company does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation or entity, (ii) have any ownership interest, direct or indirect, of record or beneficially, in any entity, or (iii) have any obligation, direct or indirect, present or contingent, to purchase or subscribe for any interest in, advance or loan moneys to, or in any way make investments in, any person or entity, or to share any profits or capital investments in other persons or entities, or both.

          (e) GOVERNMENTAL AUTHORIZATIONS; THIRD PARTY CONSENTS. No approval, consent, compliance, exemption, authorization or other action by, or notice to or filing with, any governmental authority or any other person or entity, and no lapse of a waiting period, is necessary or required to be obtained by the Company or any Seller in connection with the execution, delivery or performance by any of them, of this Agreement, any of the Executed Agreements or the transactions contemplated hereby and thereby.

          (f) PROJECTIONS. The Company has delivered to Buyer a set of projections (the "PROJECTIONS"), a copy of which is attached hereto as Schedule 2.1(f), that the Seller has been advised are material to Buyer in its decision to enter into this Agreement. The Projections are based on the best estimates of the Company and the Seller derived from reasonable expectations at the time the Projections were made, and the Company and the Seller believe that Buyer is justified in relying thereon, there being, however, no guarantee of the achievement of the Projections.

          (g) FINANCIAL STATEMENTS. Attached hereto as Schedule 2.1(g)(i) are true and complete copies of the Company's unaudited balance sheet as of November 30, 2003 (the "Balance Sheet") and the related statements of income, retained earnings and cash flows for the 12-month period then ended and for the prior 12-month period ended November 30, 2002. Attached hereto as Schedule 2.1(g)(ii) are true and complete copies of the Company's proforma balance sheet as of the Closing Date. Such balance sheet shall exclude those assets and liabilities being retained by or assigned to Seller. Seller and Company represents that there shall be no accounts payable outstanding as of the Closing Date, except for payroll and sales tax items. All of such financial statements, including any notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the financial position of the Company at and the results of its operations for the periods covered thereby. The books and records of the Company are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of the Company as set forth in the financial statements.

          (h) ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any liabilities, commitments or obligations, whether accrued, absolute, contingent or otherwise that have not been described in Schedule 2.1(h) hereto.

               (i) ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Schedule 2.1(i) hereto, since October 31, 2003, the Company has not:

               (i) suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, business, operations or prospects;

               (ii) incurred any material liabilities or obligations except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $5,000 (counting obligations or liabilities arising from one transaction or a series or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or experienced any increase in, or change in any assumption underlying or methods of calculating, any bad debt, contingency or other reserves;

               (iii) paid, discharged or satisfied any claim, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since November 30, 2003;

               (iv) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, other than taxes and general and special assessments not in default and payable without penalty of interest;

               (v)   written  off  as   uncollectible   any  notes  or  accounts
receivable, except for write-offs in the ordinary course of business and consistent with past practice, none of which are material;

               (vi) canceled any debts or waived or suffered to lapse any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

               (vii) disposed of or suffered to lapse any rights to use any Toll Free Telephone Number, Domain Name, patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the ordinary conduct of the Business) to any person any trade secret, formula, process or know-how;

               (viii) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, and, unless otherwise set forth in Schedule 2.1(i), no such increase is customary on a periodic basis or is required by agreement or understanding;

               (ix) made any single capital expenditure or commitment in excess of $5,000 for additions to property, plant, equipment or intangible assets or made aggregate capital expenditures and commitments in excess of $15,000 (on a consolidated basis), for additions to property, plant, equipment or intangible assets;

               (x) redeemed any shares of its capital stock or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock;

               (xi) made any change in any method of accounting or accounting practice;

               (xii)  paid,   loaned  or  advanced   any  amount  to,  or  sold,
transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, debtholders, Seller or employees or any "affiliate" or "associate" of any of its officers, directors, noteholders, Seller or employees (as such terms are defined in Rule 405 promulgated under the Securities Act and as used herein, "AFFILIATE" and "ASSOCIATE");

               (xiii) paid any amount in respect of debt for borrowed money except for regularly scheduled payments of principal and interest in accordance with the terms thereof; or

               (xiv) agreed, whether in writing or otherwise, to take any action described in this Section unless such action is specifically excepted from this Section or described in Schedule 2.1(i).

          (j) TAX MATTERS.

               (i) the Company has filed with the appropriate governmental agencies all Federal, state, local or foreign tax returns and reports required to be filed by it ("RETURNS"), has paid in full or made adequate provision for the payment of, all taxes of every nature, including, but not limited to, income, sales, franchise and withholding taxes ("TAXES"), together with interest, penalties, assessments and deficiencies owed by it (whether or not shown on any Returns), and all such Returns were correct and complete in all respects;

               (ii) the Company is not currently the beneficiary of any extension of time within which to file any Returns;

               (iii) the Company has previously provided Buyer with true and complete copies of all such Returns filed within the past three (3) years;

               (iv) there are no filed or other known tax liens upon any property or assets of the Company;

               (v) the Company has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and it is not a party to any pending or, to the Company's or the Seller's best knowledge, threatened action or proceeding by any governmental authority for the assessment or collection of Taxes;

               (vi) there is no unresolved written claim by a governmental authority in any jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by such jurisdiction

               (vii) there has been no examination or audit with respect to Taxes with respect to any year;

               (viii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, the Seller or other third party;

               (ix) the unpaid Taxes of the Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns;

               (x) the Company has not filed a consent under the Internal Revenue Code of 1986, as amended (the "CODE"), Section 341(f) concerning collapsible corporations; the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662; and the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return;

               (xi) the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Section 280G;

               (xii) The Company has one subsidiary and

               (xiii)  The  Company  will not be liable  for any Tax under  Code
Section 1374 in connection with the deemed sale of the Company's assets caused by the Section 338(h)(10) Election, as that term is defined in Section 6.1; and the Company has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

          (k) LITIGATION. Except as set forth in Schedule 2.1(k) hereto, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending, or to the best knowledge of the Company and the Seller, threatened against or affecting, or that is reasonably likely to affect, the Business or the Company or any of its properties, assets or businesses or the transactions contemplated hereby. There are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against the Company that are not satisfied.

          (l) COMPLIANCE WITH APPLICABLE LAW. The Company is, and at all times since its formation has been, in compliance with all Federal, state, local and foreign laws, statutes, ordinances, regulations, and administrative rulings (collectively "LAWS"), promulgated by any governmental or regulatory authority applicable to the Company or to the conduct of the Business or operations of the Company or to the use of its properties and assets, including, without limitation, all Environmental Laws (as defined in Section 2.1(m) hereof), all tax, ERISA, privacy, employment and human rights Laws. The Company has not received any written notices of violation or alleged violation of any laws by the Company. Neither the Company nor the Seller knows of any pending or proposed legislation applicable to the Company or to the conduct of business or operations of the Company that, if enacted, could have a Material Adverse Effect.

          (m) ENVIRONMENTAL MATTERS. (i)

                    (A) neither the Company nor its operations or the real property owned or leased by the Company as set forth in Schedule 2.1(o) hereto (the "Facilities") are subject to any outstanding written order, consent decree or settlement agreement with any person relating to (1) any Environmental Laws (as defined in subsection (iii) below), (2) any Environmental Claim (as defined in subsection (iii) below), or (3) any Hazardous Materials Activity (as defined in subsection (iii) below) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                    (B) the Company has not received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

                    (C) there are, and to the Company's and the Seller's knowledge, have been no conditions, occurrences, or Hazardous Materials Activity that could reasonably be expected to form the basis of an Environmental Claim against the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                    (D) neither the Company nor, to the Company's and the Seller's knowledge, any predecessor of the Company, has filed at any time any notice under any Environmental Law indicating past or present treatment of Hazardous Materials (as defined in subsection (iii) below) at the Facilities, and none of the Company's operations involves the generation, transportation, treatment, storage, or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

                    (E) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.

                    (ii) Notwithstanding anything in this Section 2.1(m) to the contrary, no event or condition has occurred or is occurring with respect to the Company relating to any Environmental Law, any Release (as defined in subsection
(iii) below) of Hazardous Materials, or any Hazardous Material Activity, including any matter disclosed on Schedule 2.1(m), that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

                    (iii) The following terms used in this Section 2.1(m) shall have the following meanings:

                    (A) "ENVIRONMENTAL LAWS" shall mean any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities relating to (1) environmental matters, including those relating to any Hazardous Materials Activity, (2) the generation, use, storage, transportation or disposal of Hazardous Materials, or (3) occupational safety and health, industrial hygiene, land use or the protection of human, plant, or animal health or welfare, in any manner applicable to the Company or the Facilities, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C.
Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
Section 136 ET SEQ.), the Occupational Safety and Health Act (29 U.S.C. Section 651 ET SEQ.), the Oil Pollution Act (33 U.S.C. Section 2701 ET SEQ.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 ET SEQ.), each as amended or supplemented, any analogous state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

                    (B) "ENVIRONMENTAL CLAIM" shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other person, arising (1) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (2) in connection with any Hazardous Materials or any actual or alleged Hazardous
Materials Activity, or (3) in connection with any actual or alleged damage, injury, threat or harm to heath, safety, natural resources or the environment.

                    (C) "HAZARDOUS MATERIALS" shall mean (1) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws), (2) any oil, petroleum, petroleum fraction or petroleum derived substance, (3) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (4) any flammable substances or explosives, (5) any radioactive materials, (6) any asbestos-containing materials, (7) urea formaldehyde foam insulation, (8) electrical equipment that contains oil or dielectric fluid containing polychlorinated biphenyls, (9) pesticides, and (10) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by governmental authority or that may or could pose a hazard to the health and safety of the owners, occupants or any other persons in the vicinity of the Facilities or to the indoor or outdoor environment.

                    (D) "HAZARDOUS MATERIALS ACTIVITY" shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

                    (E) "RELEASE" shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or ground water.

          (n) PERMITS. A list of all permits, approvals, licenses, certificates, franchises, authorizations, consents and orders ("PERMITS") necessary to the operation of the business of the Company in the manner in which it is presently conducted is set forth on Schedule 2.1(m) hereto. All such Permits are valid and remain in full force and effect. The Company has not engaged in any activity that would cause revocation or suspension of any such Permits and no action or proceeding looking to or contemplating the revocation or suspension of any thereof is pending or threatened. To the knowledge of the Company and the Seller, no Permits (other than as set forth on Schedule 2.1(n)) will be required to permit the Company to continue the Business substantially in the manner as it is presently conducted after the consummation of the transactions contemplated hereby.

          (o) TITLE TO PROPERTIES. The assets set forth on the Balance Sheet are all of the material assets that are necessary for the conduct of the Business as currently conducted by the Company. The Company does not own any real property. Except as set forth in Schedule 2.1(o) hereto, the Company has good title to all of the properties and assets (personal and mixed, tangible and intangible) reflected on the Balance Sheet or thereafter acquired or that it purports to own free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the Balance Sheet. Schedule 2.1(o) also contains an accurate list setting forth, and brief description of, all (i) leases (whether by or to the Company) and contracts and commitments for the purchase or sale or lease (whether as lessor or lessee) of the Company with respect to real property and (ii) leases (whether by or to the Company) and title retention or conditional sales agreements and other security devices (whether as lessor or lessee) of the Company with respect to items of personal property. All leases listed in Schedule 2.1(o) are valid, binding and enforceable in accordance with their terms, and are in full force and effect, except to the extent that enforceability may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws; there are no existing defaults by the Company thereunder and no event has occurred that (whether with or without notice, lapse of time or both) would constitute a default by the Company thereunder. All lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights and obligations of the Company thereunder. The Lease (as defined in Section 1.3 (c)(vi)) terminates by its terms on April 30, 2004. All of the tangible property (whether owned or leased) is located at the real property owned or leased by the Company as set forth in Schedule 2.1(o) hereto.

          (p) ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE, FIXED ASSETS; INVENTORY.

                    (i) Schedule 2.1(p)(i)(a) hereto contains a true and complete list of the Company's accounts receivable as of December 31, 2003, and aging with respect thereto. All of the accounts receivable of the Company reflected on Schedule 2.1(p)(i)(a) hereto are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, less the amount of the reserve for bad accounts reflected therein, and are not subject to any offsets. A true and correct list of the Company's accounts receivable as of the Closing Date, and aging with respect thereto, will be added to Schedule 2.1(p)(i)(a) at Closing ("Accounts Receivable"). The accounts receivable of the Company added after the date hereof to Schedule 2.1(p)(i)(a) when added will be good and collectible in the ordinary course of business at the aggregate amounts recorded on the books of account, less the amount of the reserve for bad accounts reflected therein (which reserve has been established on a basis consistent with prior practice and in accordance with GAAP) and will not subject to any offsets. Schedule 2.1(p)(i)(b) hereto contains a true and complete list of the Company's accounts payable as of December 31, 2003 incurred in the ordinary course of business and are not subject to any offsets. A true and correct list of the Company's accounts payable as of the Closing Date will be added to Schedule 2.1(p)(i)(b) at Closing ("Accounts Payable").

                    (ii) Schedule 2.1(p)(ii) hereto contains a true and complete list of all machinery, equipment and other fixed assets of the Company (the "EQUIPMENT"). Each such item of Equipment is in good operating condition, normal wear and tear excepted, and is adequate for the use to which it is being put. Each such item has been maintained, in all material respects, in accordance with prudent business practice and no such maintenance has been deferred.

                    (iii) Schedule 2.1(p)(iii) hereto contains a true and complete list of all inventory of the Company and all items to be delivered to the Business for such inventory after the Closing that are subject to purchase commitments outstanding at the Closing, consist of items that are, or upon delivery will be of a quality and quantity presently usable and saleable in the ordinary course of business.

          (q) INTELLECTUAL PROPERTY. Schedule 2.1(q) hereto lists all licenses, patents, copyrights, or trademarks owned or used by the Company in the conduct of the Business and all applications therefor (the "INTELLECTUAL PROPERTY"). The Company has and will convey to Buyer the right to perpetual royalty-free use of the Intellectual Property. No officer, director or employee of the Company, the Seller or any of their Affiliates or Associates, has any ownership or other interest in any of the Intellectual Property. None of the Intellectual Property is being infringed upon by, or infringes, any licenses, patents, copyrights, trademarks or other intellectual property rights of any other person or entity. Except as set forth in Schedule 2.1(q), the validity of the Intellectual Property and the title thereto of the Company have not been questioned in any litigation or governmental inquiry or proceeding to which the Company is a party, and, to the best knowledge of the Company and the Seller, no such litigation, governmental inquiry or proceeding is threatened. The conduct of the Business as presently conducted does not conflict with valid licenses, trademarks, trademark rights, trade names, trade name rights, service marks or patents of others in any way likely to affect adversely, in any material respect, the Intellectual Property.

          (r) TOLL FREE TELEPHONE NUMBERS. The Company does not have any ownership or other interest in any Toll Free Telephone Numbers. No officer, director or employee of the Company, the Seller or any of their Affiliates or Associates has any ownership or other interest in any Toll Free Telephone Numbers. The Company has not warehoused, brokered or hoarded (as those terms are defined in the Second Report and Order and Further Notice of Proposed Rulemaking (FCC 97-123) by the Federal Communications Commission ("FCC")) any of the Toll Free Telephone Numbers in violation of any applicable FCC rules or regulations.

          (s) DOMAIN NAMES. Schedule 2.1(s) hereto sets forth a complete list of all Domain Names owned or used by the Company in the conduct of the Business. No officer, director or employee of the Company, the Seller or any of their Affiliates or Associates has any ownership or other interest in the Domain Names. None of the Domain Names infringes any trademarks, trademark rights, trade names, trade name rights or service marks of others. The Company has not obtained rights to any Domain Name in violations of any Laws, including, without limitation, the Anticybersquatting Consumer Protection Act.

          (t) INSURANCE. Schedule 2.1(t) hereto contains a complete and correct list of all policies of insurance in which the Company or its officers or directors (in such capacity) is an insured party, beneficiary or loss payable payee. Copies of all such policies have been previously provided to Buyer. Such policies are in full force and effect.

          (u) BANK ACCOUNTS; CREDIT CARDS; CORPORATE ACCOUNTS AND POWERS OF ATTORNEY. Schedule 2.1(u) hereto contains a complete and correct list showing
(i) the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, (ii) the names, account numbers and balances of any credit lines or credit facilty of the Company, (iii) the names of all credit card issuers with whom the Company has an account and the names of all persons authorized to use such accounts or have access thereto, (iv) the names of all cellular telephone, phone card or other corporate accounts with whom the Company has an account and the names of all persons authorized to use such accounts or have access thereto and (v) the names of all persons, if any, holding powers of attorney from the Company.

          (v) EMPLOYEE ARRANGEMENTS; ERISA. Except as set forth on Schedule 2.1(v) hereto, the Company has (i) no union, collective bargaining, employment, management, severance or consulting agreements to which the Company is a party or is otherwise bound, and (ii) no deferred compensation agreements, pension and retirement plans, profit-sharing plans, stock purchase and stock option plans.
Schedule 2.1(v) hereto contains a true and complete list of all compensation, incentive, bonus, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements maintained by the Company or under which the Company has any material obligations (other than obligations to make current wage or salary payments) in respect of, or that otherwise cover, any of the current or former officers, employees or consultants of the Company, or their beneficiaries (each an "EMPLOYEE BENEFIT PLAN" and collectively the "EMPLOYEE BENEFIT PLANS"). No Employee Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code. All contributions to and payments from the Employee Benefit Plans that may have been required to be made in accordance with the Employee Benefit Plans have been made or are properly accrued and reflected on the balance sheets or the books and records of the Company. Schedule 2.1(v) hereto also lists the names, compensation and all accrued and unused vacation and sick time of all persons employed by the Company.

          (w) CERTAIN BUSINESS MATTERS. (i) the Company is not a party to or bound by any distributorship, dealership, sales agency, franchise or similar agreement that relates to the sale, distribution or servicing of any of its material assets or services related thereto, (ii) the Company does not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on comparable terms and conditions, (iii) there are not pending and, to the Company's and the Seller's best knowledge there are not threatened, any labor negotiations involving or affecting the Company or the Business and, to the Company's and the Seller's best knowledge, no organizing activities involving union representation exist in respect of any of its employees, (iv) the Company neither gives nor is bound by any express warranties relating to its services and, to the best knowledge of the Company and the Seller, there has been no assertion of any breach of warranties that could have a Material Adverse Effect,
(v) to the best knowledge of the Company and the Seller, there are no problems or potential problems with respect to any product sold or services provided by the Company, (vi) the Company is not a party to or bound by any agreement that limits its freedom to compete in any line of business or with any person or entity, (vii) to the Company's knowledge, no employee of the Company is a party to or bound by any agreement that limits his/her freedom to compete in any line of business or with any person or entity, (viii) the Company is not a party to or bound by any agreement which based on current economic circumstances will result in a loss when performed, and (ix) the Company is not a party to or bound by any agreement or involved in any transaction in which any officer, director, debtholder or the Seller, or any Affiliate or Associate of any such person has, or had when made, a direct or indirect material interest.

          (x) CONTRACTS. Schedule 2.1(x) hereto contains a complete and correct list, and brief description, of any and all contracts, agreements, leases, deeds, mortgages, notes, commitments, obligations and undertakings to which the Company is a party or otherwise bound that involve in excess of $10,000. True and complete copies of all written contracts, agreements, mortgages, notes commitments, obligations and undertakings set forth in Schedule 2.1(x) hereto have been furnished to Buyer, and except as expressly stated in Schedule 2.1(x), each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and no event, occurrence, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to a default or right of cancellation thereunder, and the Company is not in default thereunder and no event, occurrence, condition or act exists by or on behalf of the Company which, with the giving of notice or the lapse of time or both would give rise to a default by the Company thereunder, and to the Company's and the Seller's best knowledge, there have been no threatened cancellations thereof and there are no outstanding disputes thereunder.

          (y) BROKERS. Except for Corporate Solutions Group, LLC, whose remuneration remains the sole responsibility of the Seller , no agent, broker, person or firm acting on behalf of the Company or the Seller or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby, from the Company or the Seller.

          (z) DISCLOSURE. To the best knowledge of the Company and the Seller, no representation or warranty made by the Company or the Seller herein or in any of the Executed Agreements contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

          (aa) AFFILIATED TRANSACTIONS. No Seller (i) is a party to any agreement, transaction or arrangement (oral or written) with or involving the Company or any Associate or Affiliate of the Company, or (ii) has any claim, monetary or otherwise, of any sort against the Company. Notwithstanding anything to the contrary contained herein, the Seller hereby releases and discharges the Company from all claims, actions or suits that the Seller now has or may hereafter have against the Company.

          (bb) CLAIMS AGAINST THE COMPANY. The Company has no debts, obligations or liabilities owing to the Seller and, to the best knowledge of the Company, nothing exists that could give rise to a claim by the Seller of any such debts, obligation or liability of the Company to the Seller.

          (cc) PRINCIPAL PLACE OF BUSINESS; RESIDENCE. The Company's principal place of business is located at Suite 4419, 60 East 42nd Street, New York, New York . The Seller resides at 401 East 34th Street, New York, NY 10016.

          (dd) DISCLOSURE SCHEDULES. All schedules to this Agreement are integral parts to this Agreement. Nothing in a schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross-reference to another schedule to this Agreement. Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made in connection with the existence of the document or other item itself. The Company and the Seller are responsible for preparing and arranging the schedules corresponding to the lettered and numbered paragraphs contained herein. Disclosure made in a specific schedule shall not be deemed to have been disclosed with respect to any other schedule unless an explicit cross-reference appears.

     2.2 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to, and covenants and agrees with Buyer as follows:

          (a) CAPACITY; VALIDITY. The Seller has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by The Seller and constitutes a valid and binding obligation of The Seller enforceable against it/him in accordance with its terms.

          (b) SELLER'S STOCK OWNERSHIP. The Seller holds of record and beneficially owns 100 shares of Common Stock of the Company ("SHARES") and such Shares are free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), claims, taxes, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. The Seller is not a party to (or has otherwise waived all rights under) any option, warrant, right, contract, call, put, or other agreement or commitment providing for the disposition or acquisition of any Shares (other than this Agreement). The Seller is not a party to (or has otherwise terminated) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares.

          (c) INVESTMENT INTENT. The Seller acknowledges that none of the shares of Buyer Common Stock are registered under the Securities Act or any state securities laws. The shares of Buyer Common Stock are being acquired by The Seller for investment purposes only and not with a view to the distribution or resale thereof. The Seller has no present intention to sell or otherwise dispose of the Buyer Common Stock, except in compliance with the provisions of the Securities Act.

          (d) INFORMATION. The Seller (i) has such knowledge and experience in financial and business affairs that it/he is capable of evaluating the merits and risks involved in purchasing the Buyer Common Stock, (ii) is able to bear the economic risks involved in purchasing the Buyer Common Stock, and (iii) has had the opportunity to ask questions of, and receive answers from, Buyer and persons acting on Buyer's behalf concerning the terms and conditions of the Buyer Common Stock and to obtain any additional information in connection therewith.

          (e) ACCREDITATION. The Seller is an accredited investor within the meaning of Regulation D of the Securities Act.

          (f) RESTRICTIONS ON TRANSFER.

                    (i) The Seller agrees that he, she or it will not transfer or otherwise dispose of (each, a "DISPOSITION" or "DISPOSE") any of the shares of Buyer Common Stock (or any interest therein) except upon the terms and conditions specified herein and The Seller will cause any subsequent holder of The Seller's shares of Buyer Common Stock to agree to take and hold the shares of Buyer Common Stock subject to the terms and conditions of this Agreement, if such shares of Buyer Common Stock are required to include a legend pursuant to
Section 2.2(f)(ii) hereof.

                    (ii) Each certificate representing the shares of Buyer Common Stock issued to The Seller or to any subsequent holder of The Seller's shares shall include a legend in the following form; PROVIDED, HOWEVER, that such legend shall not be required (and shall be removed) if a Disposition is being made in connection with a sale of shares of Buyer Common Stock registered under the Securities Act, or in connection with a sale in compliance with Rule 144 under the Securities Act, as such Rule may be amended from time to time:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION THEREOF OR A VALID EXEMPTION THEREFROM.

                    (iii)  Notwithstanding  anything  to the  contrary  in  this
Section 2.2(f), The Seller shall not Dispose of any of the shares of Buyer Common Stock except to the extent permitted, and in accordance with, the terms of the Lock-up provision referred to in Section 3.8 hereof.


     2.3 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO BUYER. Buyer hereby represents and warrants to, and covenants and agrees with, the Company as follows:

          (a) ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on the Business as presently conducted by it and is qualified in each other jurisdiction in which qualification is required for it to own, lease and operate its properties and carry on the Business as presently conducted by it, except to the extent that failure to so qualify would not have a material adverse effect on the financial condition, business or operations of Buyer.

          (b) AUTHORITY. The execution and delivery by Buyer of this Agreement and of each of the other Executed Agreements to which it shall be a party, the performance by Buyer of its obligations under this Agreement or such Executed Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Buyer has all necessary corporate power with respect thereto. This Agreement and the Executed Agreements are, or when executed and delivered by Buyer shall be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Neither the execution and delivery by Buyer of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by Buyer of its obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of Buyer, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation to which Buyer is subject.

          (c) COMPLIANCE WITH LAW. Buyer is in compliance with all applicable law except as such noncompliance would not cause a material adverse effect on the financial condition of the Buyer and its subsidiaries taken as a whole.

          (d) CAPITALIZATION.  The authorized capital stock of Buyer consists of
(x) 80,000,000 shares of Common Stock, of which (i) 40,000,000 shares are designated as Class A Common Stock, par value of $.001 per share ("CLASS A COMMON STOCK"), and (ii) 15,000,000 shares are designated as Class B Common Stock, par value of $.001 per share ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), and (y) 15,000,000 shares of preferred stock, par value $.001 per share, (the "Preferred Stock"). There are 6,473,254 shares of Class A Common Stock and 1,005,811 shares of Class B Common Stock issued and outstanding, which are the only shares of capital stock of the Buyer issued and outstanding on the date hereof. 600,000 shares of Class A Common Stock have been reserved for issuance pursuant to the Buyer's 2000 Stock Option Plan (the "2000 Stock Option Plan"), of which 473,897 shares of Class A Common Stock are reserved for issuance under outstanding employee stock options under the 2000 Stock Option Plan. All of the issued and outstanding Common Stock of Buyer is duly authorized, validly issued, fully paid and non-assessable. All the issued and outstanding Common Stock, as well as any other outstanding securities convertible into Common Stock of Buyer, has been issued and sold in conformity with the requirements of the Securities Act, and all other applicable federal and state laws relating to the issuance and sale of securities which are applicable to the Corporation or any holder thereof. The shares of Common Stock being transferred to the Seller in accordance herewith upon consummation of the transactions contemplated hereby shall be duly and validly issued and fully paid and nonassessable. The Disposition of such shares of Common Stock to the Seller as provided herein shall upon consummation of the transactions contemplated hereby vest the Seller with good and marketable title to the Common Stock, free and clear of all liens, charges, claims and encumbrances.

          (e) FINANCIAL STATEMENTS. The audited statements of income, retained earnings and cash flows for the period ending March 31, 2003 of Buyer have been prepared in accordance with GAAP and fairly present in all material respects the financial position and the results of operations of the Buyer as of the dates indicated.

          (f) ADVERSE CHANGE. Since March 31, 2003, there has been no material adverse change in the financial condition of the Buyer and its subsidiaries taken as a whole.

     3. COVENANTS. The Seller and the Company jointly and severally covenant, and Buyer covenants and agrees to perform or take any and all such actions to effectuate the following from the date hereof until the Closing Date:

     3.1 INVESTIGATION BY BUYER. Buyer may, prior to the Closing Date, through its representatives (including its counsel, accountants and consultants) make such investigations of the properties, offices and operations of the Company and such audit of the financial condition of the Company as it deems necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any investigation enabling it to familiarize itself with such properties, offices, operations and financial condition; such investigation shall not, however, affect the Company's or the Seller's representations, warranties and agreements hereunder. The Company and the Seller shall permit Buyer and its authorized representatives to have, after the date hereof, full access to the premises and to all books and records and Returns of the Company, and Buyer shall have the right to make copies thereof and excerpts therefrom. The Company and the Seller shall furnish Buyer with such financial and operating data and other information with respect to the Company as Buyer may from time to time reasonably request.

     3.2 CARRY ON IN ORDINARY COURSE. Except with Buyer's prior written consent, the Company shall, and the Seller shall cause the Company to, carry on the Business diligently and substantially in the same manner as heretofore conducted, and shall not: (a) enter into or agree to enter into any extraordinary transaction, contract, lease or commitment; (b) declare any dividends, nor make any distributions or payments to the Seller other than employment compensation and pass-through distributions by the Company in respect of federal and state taxes on the income of the Company attributable to the Seller; (c) redeem any capital stock of the Company or issue any capital stock or enter into any agreement that grants a right to acquire any of the capital stock of the Company; (d) increase the compensation of any employee of the Company, other than ordinary year-end increases or enter into any severance agreement or employment agreement with any employee of the Company; (e) loan or advance any amounts to any officer, director, the Seller or employee of the Company or enter into any agreement with any of the foregoing or any person related to any of the foregoing; (f) acquire or dispose of any assets, other than in the ordinary course of business; (g) encumber or commit to encumber any of its assets; (h) take any action, or suffer any action to be taken, that could cause any of the representations or warranties of the Seller or the Company contained herein not to be true and correct on and as of the Closing Date; (i) repay (including by way of offset) any indebtedness except for regularly scheduled payments thereof in accordance therewith; or (j) enter into any agreement to take any of the foregoing actions.

     3.3 OTHER TRANSACTIONS. The Company and the Seller shall not, and shall cause the Company's managers, officers, employees, agents and Affiliates or Associates not to, directly or indirectly, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any negotiations with, or furnish any information to, any person, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of the Business or assets of the Company or any of its securities. Should the Company or any of its Affiliates or Associates, during such period, receive any offer or inquiry relating to such acquisition, or obtain information that such an offer is likely to be made, they will provide Buyer with immediate written notice thereof.

     3.4 CONSENTS. The Seller shall cause the Company to, and the Company shall, use its best efforts to obtain in writing, prior to the Closing Date, all consents, approvals, waivers, authorizations and orders necessary or reasonably required in order to permit the Company and the Seller to effectuate this Agreement and to consummate the transactions contemplated hereby, including without limitation those consents set forth on Schedule 2.1(e) (collectively, "CONSENTS"). All Consents will be in writing and copies thereof will be delivered to Buyer promptly after the Company's receipt thereof but no later than immediately prior to Closing.

     3.5 SUPPLEMENTAL DISCLOSURE. The parties agree that, with respect to their representations and warranties made in this Agreement, they will have a continuing obligation to promptly provide detailed disclosure to Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement and on the Closing Date, would have been required to be set forth or described in the schedules hereto; PROVIDED, HOWEVER, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of the Company or Seller or the schedules herein unless Buyer shall have consented thereto in writing.

     3.6 PUBLIC ANNOUNCEMENTS. The Seller, the Company and Buyer agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and any press release or any public statement shall be subject to mutual agreement of the parties, except as may be required by the disclosure obligations of Buyer or its affiliates under applicable securities laws.

     3 .7 BOOKS AND RECORDS. The Company and the Seller covenant and agree that, from and after the date of the execution of this Agreement until the Closing or earlier termination of this Agreement, the Company and Seller shall make available to the Buyer all financial statements structured in accordance with generally accepted accounting principles by a qualified outside accounting firm (assuming a March 31, 2003 fiscal year end), trial balances, accounts receivable and accounts payable records, and fixed asset details for a period of three (3) fiscal years prior to the Closing Date, including all financial statements and documents necessary for the Buyer's accountants to conduct an audit for such time period (the "Financial Statements"). The Buyer shall have the right to have audited financial statements prepared at Buyer's cost and the Company and Seller shall cooperate and assist Buyer in preparing such audited financial statements, including executing any documents required by the auditors. The Company and the Seller shall not destroy or dispose of any books, records or files relating to the Business or the Company to the extent that they pertain to the Business prior to the Closing Date.

     3.8 LOCK-UP. The Seller agrees to refrain, for eighteen (18) months after the effective date of the Initial Public Offering (the "LOCK-UP PERIOD"), from making any public sale or distribution of any of their shares of Buyer Common Stock or Additional Buyer Common Stock, as applicable, without the prior written consent of the Underwriter, provided, however, that from the date that is twelve months and one day after the effective date of the Initial Public Offering and until the date that is eighteen months after the effective date of the Initial Public Offering, the Seller shall be permitted to make a public sale or distribution of up to 10,000 shares of Buyer Common Stock or Additional Buyer Common Stock during any three month period beginning twelve months after the effective date of the Initial Public Offering. The Seller further agrees to execute and deliver any agreement to such effect reasonably requested by the Underwriter.

     4. CONDITIONS TO CLOSING.

     4.1 CONDITIONS OF BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to close under this Agreement is subject to the satisfaction of the following conditions any of which may be waived by Buyer in writing at or prior to
Closing:

          (a) DUE DILIGENCE. Buyer shall have completed, to its satisfaction, its business, legal, tax and accounting due diligence.

          (b) AGREEMENTS AND CONDITIONS. On or before the Closing Date, the Seller and the Company shall have complied with and duly performed in all material respects all agreements, covenants and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

          (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller and the Company contained in this Agreement, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (d) NO LEGAL PROCEEDINGS. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting the Company that involve a demand for any judgment or liability, whether or not covered by insurance, and that may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of the Company.

          (e) CERTIFICATE. Buyer shall have received a certificate dated the Closing Date and executed by the Seller and an authorized officer of the Company to the effect that the conditions expressed in Sections 4.1(b), 4.1(c) and 4.1(d) have been fulfilled.

          (f) CERTIFICATE OF ASSUMPTIONS. Buyer shall have received a certificate dated the Closing Date and executed by the Seller and an authorized officer of the Company setting forth the assumptions relied upon by the Company and the Seller in connection with the Projections attached as Schedule 2.1(e) hereto.

          (g) ABSENCE OF MATERIAL CHANGES. The Company shall have not suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, business, operations or prospects since the date hereof.

          (h) GOVERNMENTAL APPROVALS. All consents, authorizations or approvals required to be obtained from any governmental agencies, departments, bureaus, commissions and similar bodies, in connection with the consummation by the Company or the Seller of the transactions contemplated by this Agreement and the operation of the Business of the Company by Buyer shall have been obtained.

          (i) CONSENTS. Buyer shall have received all Consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby.

          (j) REGISTRATION RIGHTS AGREEMENT. The Seller shall have entered into the Registration Rights Agreement.

          (k) EMPLOYMENT AGREEMENT. The Seller shall have entered into the Employment Agreement substantially in the form attached hereto as EXHIBIT B.1 and B.2.

          (l) RESIGNATIONS. Buyer shall have received the resignations of all of the directors of the Company.

          (m) CERTIFICATES OF STATUS. Buyer shall have received each of the Certificates of Status.

          (n) OPINION OF COUNSEL. The Seller shall have furnished Buyer with a favorable opinion of Kilstein & Kilstein, LLC, counsel for the Company and the Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer.

          (o) RELEASES. Buyer shall have received the Releases from the Seller, substantially in the form attached hereto as EXHIBIT C.

          (p) ACCOUNTS RECEIVABLE ASSIGNMENT. Buyer shall have received the Accounts Receivable and Payable Assignment.

          (q) CASH ASSIGNMENT. Buyer shall have received the Cash Assignment.

          (r) CLOSING DELIVERIES. Buyer shall have received at or prior to the Closing all documents set forth in this Section 4.1 and such other documents, instruments, or certificates as Buyer may reasonably request, including, without limitation, a certificate signed by an authorized representative of the Company attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

          (s) LINE OF CREDIT AND DEBT TERMINATION. Buyer shall have received proof that any existing lines of credit of the Company and any debts of the Company have been fully satisfied and validly terminated.


     4.2 CONDITIONS OF THE SELLER'S AND THE COMPANY'S OBLIGATIONS TO CLOSE. The obligations of the Seller and the Company to close under this Agreement are subject to the following conditions any of which may be waived by the Company in writing at or prior to Closing:

          (a) AGREEMENTS AND CONDITIONS. On or before the Closing Date, Buyer shall have complied with and duly performed in all material respects all agreements, covenants and conditions on their respective parts to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (c)  NO  LEGAL  PROCEEDINGS.   No  court  or  governmental  action  or
proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby.

          (d) CLOSING CERTIFICATE. The Seller shall have received a certificate dated the Closing Date and executed by authorized officers of Buyer to the effect that the conditions contained in Sections 4.2(a), 4.2(b) and 4.2(c) have been fulfilled.

          (e) GOVERNMENTAL APPROVALS. All consents, authorizations or approvals required to be obtained from any governmental agencies, departments, bureaus, commissions and similar bodies, in connection with the consummation by Buyer of the transactions contemplated by this Agreement shall have been obtained.

          (f) CLOSING DELIVERIES. The Company and the Seller shall have received at or prior to the Closing all documents set forth in this Section 4.2 and such other documents, instruments, or certificates as the Company or the Seller may reasonably request, including, without limitation, a certificate signed by authorized representatives of Buyer attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

     5. FURTHER ASSURANCES. From time to time after the Closing, and without further consideration, the Company shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery and take such other actions as Buyer may reasonably request in order more effectively to transfer to and to place Buyer in possession or control of, all of the rights, properties, assets and businesses intended to be transferred hereunder, to assist in the collection of any and all such rights, properties and assets, and to enable Buyer to exercise and to enjoy all of the rights and benefits of the Company with respect thereto.

     6. CERTAIN TAX MATTERS.

     6.1 ALLOCATION OF PURCHASE PRICE. Buyer, the Company and the Seller agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with the estimated fair market values set forth in the Allocation Schedule attached hereto as SCHEDULE 6.1. Buyer, the Company, and the Seller will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

     6.2 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer shall permit the Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, the Seller shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Seller for such periods. The Seller shall reimburse Buyer for any Taxes of the Company with respect to such periods within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

     6.3 COOPERATION ON TAX MATTERS.

          (a) Buyer, the Company, and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records.

          (b) Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person or entity as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     6.4  CERTAIN  TAXES.  All  transfer,   documentary,   sales,   use,  stamp,
registration  and  other  such  Taxes  and fees  (including  any  penalties  and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of the Company stock, and any similar tax imposed in other states or subdivisions), shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     7. INDEMNIFICATION.

     7.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties of the Company and the Seller in this Agreement or in any document delivered pursuant hereto shall survive the Closing Date for a period of three (3) years, and shall then terminate; PROVIDED, HOWEVER, that (i) any such representation and warranty shall survive the time it would otherwise terminate only with respect to claims of which notice has been given as provided in this Agreement prior to such termination and (ii) such time limitation shall not apply to the representations and warranties set forth in Sections 2.1(a) (Capitalization), 2.1(b) (Organization, Good Standing and Power), 2.1(g) (Financial Statements), 2.1(j) (Tax Matters), and 2.1(m) (Environmental Matters) hereof, which shall survive until the expiration of the applicable statute of limitations.

     7.2 INDEMNITORS; INDEMNIFIED PERSONS. For purposes of this Section 7, each party that, pursuant to this Section 7, shall agree to indemnify any other person or entity shall be referred to, as applicable, as the "INDEMNITOR", and each such person and entity who is entitled to be indemnified by any Indemnitor shall be referred to as the "INDEMNIFIED PERSON" with respect to such Indemnitor.

     7.3 INDEMNITY OF THE COMPANY AND THE SELLER. The Company (if the transaction does not close) and the Seller (if there is a Closing) hereby jointly and severally agree to defend, indemnify, hold harmless and reimburse Buyer and their directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by such Indemnified Persons (including reasonable attorneys' fees and disbursements) that shall be caused by or related to or shall arise out of: (a) any material breach (or alleged breach in connection with a claim asserted by a third party) of any representation or warranty of the Company and/or the Seller contained in this Agreement; (b) any failure on the part of Seller to pay any Accounts Payable as of the Closing Date pursuant to the Accounts Receivable and Payable Assignment; (c) any failure on the part of Seller to pay off any credit lines or debts outstanding as of the Closing Date; and (d) any breach of any covenant or agreement of the Company or the Seller contained in this Agreement, and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as they shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, that shall be caused by or related to or shall arise out of such breach (or alleged breach in connection with a claim asserted by a third party), whether or not any such Indemnified Person shall be named as a party thereto and whether or not any liability shall result therefrom. The Seller and the Company further agree that they shall not, without the prior written consent of Buyer settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 7.3 from all liability arising out of such claim, action, suit or proceeding.

     7.4 INDEMNITY OF BUYER. Buyer hereby agrees to defend, indemnify, hold harmless and reimburse the Seller and the Company and the Company's directors, officers, agents and employees from and against any and all claims, liabilities, losses, damages and expenses incurred by them (including reasonable attorneys' fees and disbursements) which shall be caused by or related to or shall arise out of: (a) any material breach (or alleged breach in connection with a claim asserted by a third party) of any representation or warranty of Buyer contained in this Agreement; (b) any breach of any covenant or agreement of Buyer contained in this Agreement; and (c) any Assumed Liability and the operation of the Business after Closing, and shall reimburse such Indemnified Persons for all costs and expenses (including reasonable attorneys' fees and disbursements) as shall be incurred, in connection with paying, investigating, preparing for or defending any action, claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, that shall be caused by or related to or shall arise out of such breach (or alleged breach in connection with a claim asserted by a third party) or any Assumed Liability or the operation of the Business after Closing, whether or not such Indemnified Persons shall be named as a party thereto and whether or not any liability shall result therefrom. Buyer further agrees that it shall not, without the prior written consent of the Company and the Seller, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of each Indemnified Person under this Section 7.4 from all liability arising out of such claim, action, suit or proceeding.

     7.5 PROCEDURES FOR INDEMNIFICATION; DEFENSE. Promptly after receipt by an Indemnified Person of notice of the commencement of any action or proceeding with respect to which indemnification may be sought hereunder, such Indemnified Person shall notify the Indemnitor of the commencement of such action or proceeding, but failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability that the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be materially prejudiced by such failure. If the Indemnitor shall so elect, the Indemnitor shall assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified Person shall reasonably determine in its judgment that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; PROVIDED, HOWEVER, that the Indemnitor shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate in (but not control) such litigation and to retain its own counsel at such Indemnified Person's own expense except as otherwise provided above in this Section 7.5, so long as such participation does not interfere with the Indemnitor's control of such litigation.

     8. NON-COMPETITION; CONFIDENTIALITY.

     8.1  NON-COMPETITION.  Following  the Closing Date and for a period of five
(5) years thereafter (the "NON-COMPETITION PERIOD"), the Seller shall not, directly or indirectly: (a) engage in any business or activity that competes with the Company, anywhere in the United States; (b) operate or control the operation of any data center business, or other business that competes with any business unit of the Company, within a fifty (50) mile radius, measured by automobile, of any colocation facility owned and controlled, directly or indirectly, by the Purchaser on the Closing Date (c) enter the employ of any person or entity engaged in any business or activity that competes with the Business or render any consulting or other services to any person or entity for use in or with the effect of competing with the Business; or (d) have an interest in any business or activity that competes with the Business, in any capacity, including, without limitation, as an investor, partner, stockholder, officer, director, principal, agent, employee, or creditor; PROVIDED, HOWEVER, that nothing herein shall prevent the purchase or ownership by the Seller of less than 3% of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Securities and Exchange Act of 1934, as amended. Notwithstanding anything to the contrary contained in this
Section 8, his Employment Agreement or the Confidentiality, Inventions and Non-Compete Agreement, Seller may, upon (i) termination of employment by the Company without Cause (as defined in his Employment Agreement), or (ii) expiration of the Employment Term (as defined in his Employment Agreement), be employed by an enterprise company as an in-house member of the information technology department so long as such company is not engaged, and does not become engaged, in the Business; PROVIDED, that, prior to commencing employment with any such company, Seller shall deliver written notice to such company, with a copy to the Company, of his obligations hereunder and under the terms of his Confidentiality, Inventions and Noncompete Agreement.

     8.2 NO COMPETING INTERESTS. The Seller hereby represents and warrants to Buyer that he has no ownership or other interest in any business or activity that competes, directly or indirectly, with the Business.

     8.3 NON-SOLICITATION. During the Non-Competition Period, the Seller shall not, directly or indirectly, hire, offer to hire, divert, entice away, solicit or in any other manner persuade or attempt to persuade ("SOLICITATION") any person who is, or was, at any time within the twelve (12) months prior to such Solicitation, an officer, director, employee, agent, licensor, licensee, customer, or supplier of Buyer or any of its affiliates or subsidiaries to discontinue, cease or alter his, her or its relationship therewith.

     8.4 NON-DISRUPTION. During the Non-Competition Period, the Seller shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between Buyer or any of its affiliates, on the one hand, and any of its customers, suppliers or employees, on the other hand.

     8.5 CONFIDENTIALITY. The Seller shall not at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information (as defined below) in any manner whatsoever (except to his personal financial or legal advisors and as may be required under legal process by subpoena or other court order; PROVIDED, that the Company or the Seller will take reasonable steps to give Buyer sufficient prior written notice in order to contest such requirement or order). "CONFIDENTIAL INFORMATION" means any and all information (oral or written) relating to the Buyer or any person controlling, controlled by, or under common control with Buyer or any of their respective activities, including, but not limited to, the terms of this Agreement, information relating to trade secrets, proprietary information, software, software codes, advertising, sales, marketing and other materials customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any governmental investigation, except such information that is generally known in the industry or in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain), other than as a result of a breach of the provisions hereof.

     8.6 REMEDIES UPON BREACH. The Seller acknowledges and agrees that: (a) Buyer shall be irreparably injured in the event of a breach by the Seller of any of the obligations under this Section 8; (b) monetary damages shall not be an adequate remedy for such breach; (c) Buyer shall be entitled to injunctive relief, in addition to any other remedy that it may have, in the event of any such breach; and (d) the existence of any claims that the Company or the Seller may have against Buyer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Buyer of any of its rights under this Agreement.

     9. MISCELLANEOUS PROVISIONS.

     9.1 NOTIFICATION. Each party hereto shall give the other party or parties hereto prompt written notice of: (a) the existence of any fact or the occurrence of any event that constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty of the party giving such notice made herein or pursuant hereto; and (b) the taking of any action by the party giving such notice that would breach or violate, or constitute a default under, any agreement or covenant of such party made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of the parties made herein or pursuant hereto.

     9.2  EXECUTION  IN   COUNTERPARTS.   This  Agreement  may  be  executed  in
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     9.3 NOTICES. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given when delivered by hand, or posted in the United States mail by registered or certified mail with postage pre-paid, return receipt requested, (a) if to Buyer, to Access Integrated Technologies, Inc., 55 Madison Avenue, Suite 300, Morristown, New Jersey 07960 Attention: Gary Loffredo, facsimile number (973) 290-0081; copy to Kirkpatrick & Lockhart LLP, 599 Lexington Avenue, New York, New York, 10022-6030, Attention: Warren Colodner, Esq., facsimile number: (212) 536-3901; and (b) if to the Company or the Seller, to Erik Levitt, 401 East 34th Street, New York, NY 10016 ; copy to Kilstein & Kilstein, River Drive Center 2, Suite 320, 669 River Drive, Elmwood Park, New Jersey 07407, Attention: Neil Kilstein, Esq., or to such other address(es) as shall be specified by like notice to the other parties.

     9.4 RIGHT TO OFFSET. The Company and the Seller hereby acknowledge and agree that Buyer shall have the right to offset against any amounts (including, without limitation, any shares of Buyer Common Stock, or other shares of Common Stock issuable in connection with the Additional Purchase Price) due from Buyer to the Company or the Seller, any amounts due from the Seller or the Company to Buyer under this Agreement.

     9.5 AMENDMENTS. This Agreement may be amended or modified at any time prior to the Closing Date, but only by a written instrument executed by all of the parties hereto.

     9.6 ENTIRE AGREEMENT. This Agreement (together with the other agreements, certificates, instruments and documents delivered pursuant hereto and the schedules attached hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior term sheets, agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

     9.7 APPLICABLE LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York. The parties hereby consent to the exclusive jurisdiction of Federal and New York State courts located in the County of New York and agree that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof.


     9.8 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date by any of the following:

          (a) By mutual written agreement of the parties hereto;

          (b) By either Buyer or the Company, if the Closing has not occurred by January 31, 2004, upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the principal reason for the Closing's failure to occur;

          (c) Subject to the provisions of Section 9.9 hereof, by Buyer, by written notice to the Company and the Seller, if there has been a material violation or breach of any of the Seller's or the Company's covenants or agreements made herein or in connection herewith or if any representation or warranty of the Seller or the Company made herein or in connection herewith proves to be materially inaccurate or misleading; or

          (d) Subject to the provisions of Section 9.9 hereof, by the Company, by written notice to Buyer, if there has been a material violation or breach of any of Buyer's covenants or agreements made herein or in connection herewith or if any representation or warranty of Buyer made herein or in connection herewith proves to be materially inaccurate or misleading.

     9.9 EFFECTS OF TERMINATION.  If this Agreement is terminated as provided in
Section 9.8 hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or any of their respective the stockholders, officers, directors or employees); PROVIDED, HOWEVER, that if Buyer terminates this Agreement pursuant to Section 9.8(c) hereof, or the Company terminates this Agreement pursuant to Section 9.8(d) hereof, the non-terminating party shall remain liable for any breach hereof.

     9.10 HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

     9.11 FEES AND DISBURSEMENTS. Buyer shall pay its own expenses, and the fees and disbursements of the counsel, accountants or auditors retained by it in connection with the preparation, execution, delivery and performance of this Agreement. The fees and expenses and disbursements of the counsel to the Company and the Seller shall be paid by the Company.

     9.12 ASSIGNMENT. This Agreement may not be assigned by the Company or the Seller without the prior written consent of Buyer.

     9.13 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.14 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement the day and year first above written.

                                    ACCESS INTEGRATED TECHNOLOGIES, INC.,
                                    a Delaware corporation


                                    By:/s/ A. Dale Mayo
                                       -----------------------------------------
                                       Name:  A. Dale Mayo
                                       Title: President/Chief Executive Officer



                                    CORE TECHNOLOGY SERVICES, INC.
                                    a New York corporation


                                    By:/s/ Erik B. Levitt
                                       -----------------------------------------
                                       Name:  Erik B. Levitt
                                       President


                                    SELLER:

                                    /s/ Erik B. Levitt
                                    --------------------------------------------
                                    Erik B. Levitt